                                  EXHIBIT 10(T)

              FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


        This Fifth Amended and Restated Revolving Credit Agreement dated as of September 22, 2003 (the "Agreement"), is between Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), and The Provident Bank, individually and as agent (the "Bank") amends and restates in its entirety the Fourth Amended and Restated Revolving Credit Agreement between the parties dated September 19, 2001, as the same was amended from time to time. The parties agree as follows:

                                    SECTION 1

                         AMOUNT AND TERMS OF THE CREDIT

         1.1      Commitment of the Bank.

                           1.1.1. Commitment. The Bank agrees, on the terms and
                  conditions of this Agreement and provided that no Event of Default or Default (the definitions of those and other capitalized terms used herein have the meanings provided in
                  Section 9) then exists, to make Loans to the Company at the main office of the Bank, 1 East Fourth Street, Cincinnati, Ohio, from time to time on and after the date hereof but prior to the Term Loan Maturity Date, the Revolving Credit Maturity Date or the Draw Note Maturity Date.

                           1.1.2. Maximum Commitment. The Bank agrees to extend
                  the following credit term facilities: (a) a term loan (the "Term Loan") in the original principal amount of $20,600,000, evidenced by the Amended and Restated Term Promissory Note dated as of March 1, 2003 in the amount of $20,600,000 (which $19,400,000 is currently the outstanding principal balance), payable by the Company to the Bank in 12 equal quarterly installments of principal of $600,000 plus interest commencing May 1, 2003 and terminating on March 1, 2006 (the "Term Loan Maturity Date") pursuant to the terms thereof and Section 1.4 hereof, as such Term Loan Maturity Date may be extended pursuant to Section 1.1.4 hereof (the "Term Note"), (b) a revolving loan in the original principal amount of $15,000,000 pursuant to the terms of an Amended and Restated Revolving Credit Note dated as of March 1, 2003 (the "Revolving Note") and (c) a multiple draw term loan in the maximum amount of $6,000,000 pursuant to the terms of a Draw Promissory Note dated as of the date hereof (the "Draw Note" and, collectively with the Revolving Note and the Term Note, the "Notes"). The maximum amount of all outstanding Loans of the Bank to the Company under this Agreement shall not exceed $40,400,000 (the "Maximum Commitment"). The Maximum Commitment of the Bank as adjusted from time to time is hereinafter called the "Commitment" of the Bank.

                           1.1.3. Revolving Commitment. The $15,000,000
                  available to the Company under the Revolving Note shall be hereinafter called the "Revolving Commitment." As of the Revolving Credit Maturity Date (as defined below), the Bank shall have no further obligation to fund any Revolving Credit Loans under this Agreement. Any amounts outstanding under the Revolving Credit Note shall become due and payable on March 1, 2006 ("Revolving Credit Maturity Date") pursuant to the terms thereof and Section 1.4 hereof, as such Revolving Credit Maturity Date may be extended pursuant to Section 1.1.5 hereof. No Commitment shall become effective until each of the parties hereto shall have executed this Agreement or a counterpart hereof.

                           1.1.4. Term Note Extension. The Term Loan may, at the
                  option of the Bank, be extended for a 12 month period on each March 1, commencing March 1, 2004. If the Bank agrees to extend the Term Loan or fails to deliver a notice of non-extension by March 1, then the Term Loan Maturity Date will be automatically redefined to mean the date one year hence (i.e., March 1, 2006 to March 1, 2007). If the Bank delivers a notice of non-extension on or before any March 1, then the Term Loan Maturity Date shall be automatically extended to the date 36 months after the then existing Term Loan Maturity Date (the "Former Term Loan Maturity Date") (i.e., March 1, 2006 to March 1, 2009), and the Term Loan shall become payable in $600,000 installments (commencing on the May 1 occurring immediately after the delivery of the Bank's notice of non-extension) until the Former Term Loan Maturity Date, at which time the quarterly installments will be paid in 12 installments equal to the amount of principal outstanding on the Former Term Loan Maturity Date divided by 12, so that the Term Loan shall be paid in full when the final equal quarterly installment is made on the extended Term Loan Maturity Date.

                           1.1.5. Revolving Commitment; Extension and
                  Conversion. The Revolving Commitment may, at the option of the Bank, be extended for a 12 month period on each March 1, commencing March 1, 2004.

                                  (a) If the Bank agrees to extend the
                  Revolving Commitment or fails to deliver a notice of non-extension by March 1, then the Revolving Credit Maturity Date will be automatically redefined to mean the date one year hence (i.e., from March 1, 2006 to March 1, 2007). Each annual extension shall be accompanied by an amendment fee of $10,000.

                                  (b) If the Bank delivers a notice of
                  non-extension on or before any March 1, then the Revolving Credit Maturity Date shall not be further extended, and the Company shall have the option to (i) pay off the remaining principal balance on the Revolving Credit Maturity Date or
                  (ii) if the Company sends a conversion notice to the Bank by the March 31 occurring immediately after the Company's receipt of a notice of non-extension, to convert the Revolving Credit Commitment to a term loan, in which case the balance of the Revolving Note shall automatically convert to a term obligation with a maturity 60 months thereafter (the "Extended Revolving Credit Maturity Date"), and in which case the Company shall pay the remaining principal balance over the extended term, with equal installments due each quarter (commencing on the May 1 occurring immediately after the delivery of the Bank's notice of non-extension) in an amount equal to the then-remaining (i.e., March 31) principal balance divided by 20, so that the obligations incurred under the Revolving Note shall be paid in full when the final equal quarterly payment is made on the Extended Revolving Credit Maturity Date.

                           1.1.6. Draw Note. The $6,000,000 available to the
                  Company under the Draw Note shall be hereinafter called the "Draw Commitment." The Draw Commitment shall not become effective until each of the parties hereto shall have executed this Agreement or a counterpart hereof. The Company shall be permitted to borrow (individually a "Draw Loan" and collectively the "Draw Loans") an amount not to exceed the Draw Commitment. Prior to requesting a Draw Loan, the Company must fulfill the Draw Loan Conditions Precedent described below. After the receipt of a Draw Loan, the Company must fulfill the Draw Loan Conditions Subsequent described below.

                                  (a) In connection with each request for a
                  Draw Loan, the Company must provide the Bank with (i) the identity of the specific equipment lease being paid with the proceeds of the Draw Loan (ii) a letter executed by the lessor of the equipment that details the "payoff" amount for the equipment (and which payoff amount corresponds to the amount of the Draw Loan requested by the Company) and (iii) a list of all the equipment being acquired with the proceeds of the Draw Loan (collectively, the "Draw Loan Conditions Precedent"). In addition, the Company must provide to the Bank as soon as possible, but in no event later than sixty (60) days after the receipt of a Draw Loan, (1) a copy of a release or the bill of sale of the leased equipment executed by the lessor in form reasonably acceptable to the Bank and (2) UCC termination statements regarding any UCC-1 financing statements the lessor filed against the equipment (collectively, the "Draw Loan Conditions Subsequent").

                                  (b) As of the December 31, 2003 (the "Draw
                  Note Conversion Date"), the Bank shall have no further obligation to fund any Draw Loans under this Agreement or the Draw Note. Any principal amounts outstanding under the Draw Note shall become due and payable on the last day of the month commencing on December 31, 2003 in monthly installments of $125,000 until December 31, 2007 (the "Draw Loan Maturity Date"), when all remaining principal on the Draw Note shall become due and payable.

                                  (c) Interest shall accrue on each Draw Loan
                  from the date the Draw Loan is made, and interest on the Draw Loans shall be paid, in accordance with the provisions of
                  Section 1.4 hereof.

         1.2 Cancellation or Reduction of the Commitment by the Company. During the period from and including the date of this Agreement to but excluding the later of the Term Loan Maturity Date (as extended), the Revolving Credit Maturity Date (or the Extended Revolving Credit Maturity Date) or the Draw Loan Maturity Date, the Commitment of the Bank may, subject to the payment of the Interest Preservation Amount described in
                  Section 1.5, be cancelled or may be reduced permanently from time to time by the Company in the amount of $100,000 or any larger amount which is a whole multiple of $100,000 upon 10 Banking Days' written notice to the Bank of the Company's election to do so, which notice shall specify the date when such cancellation or reduction shall be effective and on the effective date of such reduction the Commitment of the Bank shall be reduced; provided that-

                           (a) any such cancellation or reduction shall be
                  irrevocable;

                           (b) in the event of a cancellation of the Commitment
                  of the Bank, (i) the Notes shall be paid in full, (ii) all Commitment Fees due to the date of cancellation shall be paid in full and (iii) all expenses due pursuant to Section 10.7 hereof shall be paid in full; and

                           (c) in the event of a reduction of the Commitment of
                  the Bank to an amount less than the principal amount then outstanding hereunder, the Notes shall be prepaid so that the unpaid aggregate principal amount of the then outstanding Loans does not exceed the Commitment of the Bank as so reduced.

         1.3      Fees.

                  (a) Commitment Fee. As consideration for the Commitment of the Bank, the Company shall pay to the Bank a Commitment Fee on the daily average unused portion of the Bank's Revolving Commitment and the Draw Commitment at a rate per annum equal to 1/2 of 1%, commencing with the effective date hereof (calculated on the basis of the actual number of days elapsed over a year of 360 days). The Commitment Fee shall be payable quarterly on the date for payment of interest pursuant to Section 1.4 commencing with the first such date after the effective date hereof.

                  (b) Additional Commitment Fee. The Company hereby agrees to pay an additional commitment fee equal to 0.25% of any new funds above the amount of the Maximum Commitment made available to the Company by the Bank in the future. Any such new funds shall be subject to the terms of this Agreement as amended from time to time.

                  (c) Agency Fee. As consideration for the Bank agreeing to serve as agent and participate a portion of the Commitment, the Company shall pay to the Bank an Agency Fee of $25,000 on each November 1 thereafter until the later of the Term Loan Maturity Date (as extended), the Revolving Credit Maturity Date (or the Extended Maturity Date) or the Draw Loan Maturity Date.

         1.4      The Notes.

                  (a) Form. The Loans made by the Bank pursuant hereto shall be evidenced by the Revolving Note of the Company substantially in the form of Exhibit A-1,the Term Note of the Company substantially in the form of Exhibit A-2 and the Draw Note of the Company substantially in the form of Exhibit A-3, payable to the order of the Bank and representing the obligation of the Company to pay the amount of the Commitment or, if less, the aggregate unpaid principal amount of all Loans made by the Bank, with interest thereon as prescribed in this Section 1.4. The Notes shall (i) be dated either March 1, 2003 (for the Term Note and the Revolving Note) or the date hereof (for the Draw Note), (ii) be stated to mature on the respective Maturity Dates; and (iii) bear interest at the applicable interest rate per annum as provided in, and payable as specified in this Section 1.4. Each Loan made by the Bank and each payment made on account of principal on the Notes shall be recorded by the Bank, on its books and records or endorsed on the grid attached to the applicable Note, such books and records or endorsements to constitute prima-facie evidence of the amount of all Loans and payments; provided, however, that the failure of the Bank to make such recordation shall not limit or otherwise affect the obligations of the Company under the Notes.

                   (b) Interest. Each Loan shall bear interest on the unpaid principal balance of all Loans made by the Bank for each day from the day such Loan is made until it becomes due, at a fluctuating rate per annum which rate will be immediately adjusted upon the execution of this Amendment. Thereafter such rate will be adjusted based upon the Company's submission of financial information pursuant to Section 5.2 herein beginning with the quarter ending November, 1999. The interest rate adjustment will be effective the first Monday following receipt by the Bank of the Quarterly Compliance Certificate pursuant to Section 5.4(c) herein. The interest rate will be established according to the following schedule based upon the ratio of the Indebtedness of the Company to EBITDA of the Company during the immediately preceding twelve month period as of the date of each fiscal quarter end:

                 Ratio at quarter end                   Rate for following quarter
                 --------------------                   --------------------------
                 Less than 2.0:1.0                      Either the Prime Rate minus 25 basis points or the LIBOR
                                                        Rate plus 250 basis points
                 2.01 through 2.5:1.0                   Either the Prime Rate plus 25 basis points or the LIBOR
                                                        Rate plus 300 basis points

                 Greater than 2.51:1.0                  Either the Prime Rate plus 75 basis points or the LIBOR
                                                        Rate plus 350 basis points

Interest on all Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. As used in this Agreement, the term "Prime Rate" on any day shall mean the rate published or announced by the Bank as its prime rate which rate may not be the Bank's lowest rate. Any change in the interest rate on a Loan due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate. "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of the Notes as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by the Bank from an alternate, substantially similar independent source available to the Bank or shall be calculated by the Bank by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England. Each change in the rate to be charged hereunder will become effective without notice on the commencement of each Interest Period based upon the LIBOR Rate then in effect. "Interest Period" means each consecutive one, two, three or six month period (the first of which shall commence on the date of this Agreement) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month. Under no circumstances will the interest rate on the Notes be more than the maximum rate allowed by applicable law.

                (c) Interest Payments. Interest on the Loans shall be payable quarterly on the last day of each January, April, July, and October, commencing on the first such date following the initial Loan. To the extent permitted by applicable law, the Bank may charge interest at the foregoing rates on all interest and other amounts owing hereunder which are not paid when due.

                (d) Principal. Principal on the Loans shall be due and payable pursuant to the terms of the Notes and shall be due and payable in full on the respective Maturity Dates; provided, however, that any Excess Cash Flow payments the Company makes shall be applied to principal reduction of the Term Note in the inverse order of maturity. The Company shall be required to make additional principal payments on the Term Loan based on the annual Net Income of the Company, commencing for the fiscal year ending in 2003. The Company shall pay an amount (the "Excess Cash Flow") equal to forty percent (40%) of the Company's annual Net Income that exceeds the amount of principal paid by the Company on the Term Loan during such fiscal year multiplied by 1.5; provided, however, that such payment shall never be greater than $500,000 for any fiscal year. The Company shall pay the Excess Cash Flow on the February 1 occurring immediately after each fiscal year end. The Company shall be required to pay any Excess Cash Flow to the Bank.

         1.5 Prepayments and Right to Reborrow. Except as set forth below, outstanding Loans may be prepaid in whole at any time or in part from time to time without premium or penalty. No prepayment shall affect the Company's right to reborrow from the Bank under the Revolving Commitment of the Bank up to the permissible amount hereunder prior to the Revolving Credit Maturity Date. The Company may prepay all or any portion of the principal amount of the Loans bearing interest at a LIBOR Rate, provided that if the Company makes any such prepayment other than on the last day of an Interest Period, the Company shall pay all accrued interest on the principal amount prepaid with such prepayment and, on demand, shall reimburse the Bank and hold the Bank harmless from all losses and expenses incurred by the Bank as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Such reimbursement shall be calculated as though the Bank funded the principal amount prepaid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period, whether in fact that is the case or not. The Bank 's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.

         1.6 Loans. Each Loan shall be made pursuant to the Bank's Automated Line of Credit Service. Further, the Bank will, at the request of the Company repay prior Loans pursuant to the Automated Line of Credit service. The Company may request the Bank to make Loans by written or telephonic request made prior to 2:00 p.m. Columbus, Ohio time. The proceeds of any such request will subject to the satisfaction of the terms and conditions of this Agreement, promptly made available to the Company by the Bank at the office of the Bank by crediting the account of the Company on the books of such office of the Bank.

         1.7 Letters of Credit.

             (A) The Company may request a Letter of Credit by completing the Bank's then standard application for a Letter of Credit and delivering the application to the Bank at least two days before the date on which the Letter of Credit is to be issued. On the date the Letter of Credit is to be issued, the Bank shall deliver the Letter of Credit to the Company, or to the Person designated by the Company. No Letter of Credit shall be issued with an expiration date after the Revolving Credit Maturity Date or which is payable in a currency other than United States dollars. Except as otherwise provided herein, all the terms of the Letter of Credit and such standard application shall govern the Letter of Credit. The amount of each Letter of Credit must be approved by the Bank (provided that there shall never be more than $500,000 in face amount of Letters of Credit outstanding), and the Bank may disapprove a Letter of Credit request at any time for any reason. The Revolving Commitment shall be reduced by the face amount of any Letter of Credit.


             (B) The Company shall immediately reimburse the Bank for the amount paid on all drafts drawn under Letters of Credit issued hereunder. If, notwithstanding the foregoing sentence, the Company should fail to so immediately reimburse the Bank, then, in addition to any other remedy which the Bank may have with respect to such failure, any amount paid by the Bank on any draft under a Letter of Credit shall be treated as a Loan (bearing interest as provided in Section 1.4).

                                    SECTION 2

                                  GENERAL TERMS

         2.1 Payments. The Company shall make all payments of principal, interest and Commitment Fees to the Bank as payee at its main office, 1 East Fourth Street, Cincinnati, Ohio, in immediately available funds prior to 3:00 p.m., Cincinnati, Ohio time, on the date such payments shall become due in accordance with the terms hereof and of the Notes.

         2.2 Payment on Non-Banking Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes or the Commitment Fees hereunder, as the case may be.

         2.3 Setoffs. Upon the occurrence of any Event of Default, the Bank shall ha the right to setoff against all obligations of the Company to the Bank hereunder, under the Notes or under any of the Loan Documents, whether matured or unmatured, all amounts owing to the Company by the Bank or any Affiliate of the Bank, whether or not then due and payable, and all other funds or property of the Company on deposit with or otherwise held by or in the custody of the Bank or any Affiliate of the bank for the beneficial account of the Company.

         2.4 Capital Adequacy. If, on or after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return below that achieved on the date of this Agreement on the Bank's capital as a consequence of its obligations hereunder to a level below that which the bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then, sixty days after the Bank delivers notice to the Company regarding such circumstances, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

         2.5 Interest After Maturity. Whenever any payment to be made hereunder, under the Notes or under any of the Loan Documents shall become due and payable, whether at the stated maturity thereof, by acceleration or otherwise, interest thereon shall thereafter be payable at the interest rate per annum then in effect plus 300 basis points.

         2.6 Security. The obligations of the Company hereunder are secured pursuant to the Security Agreements.

                                    SECTION 3

                             CONDITIONS OF BORROWING

         The obligation of the Bank to make the Loans to the Company provided for hereunder shall be subject to the following conditions.

         3.1 Conditions Precedent to Initial Loan. Prior to the initial Loan, the Company shall furnish to the Bank all of the following, each dated the date hereof (unless otherwise indicated) in form and substance satisfactory to the
Bank:

             (a) Notes. Properly executed forms of the Revolving Note, the Term Note and the Draw Note, each drawn to the order of the Bank in the principal amount of the Bank's Commitment.

             (b) Security Agreements. A properly executed Amendment No. 4 to Third Amended and Restated Security Agreement in the form attached hereto as Exhibit B-1 (the "Personal Property Security Agreement") and a properly executed Amendment No. 2 to Amended and Restated Intellectual Property Security Agreement in the form attached hereto as Exhibit B-2 (the "Intellectual Property Security Agreement" and, collectively with the Personal Property Security Agreement, the "Security Agreements").

             (c) Financing Statements, Assignments, Etc.. Copies of duly completed and executed Uniform Commercial Code financing statements and/or statements of assignment and/or statements of amendment with respect to the property covered by the Security Agreements in proper form for filing in all jurisdictions in which such filing is necessary or appropriate to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges and Liens of the Bank in such property.

             (d) Liens and Other Searches. Results of record searches by a Person satisfactory to the Bank, of the Uniform Commercial Code filings which may have been filed with respect to the personal property of the Company in the state and county filing offices and real estate records in each of the jurisdictions requested by the Bank, and of judgment and tax Liens with respect to the Company.

             (e) Certified Resolutions, Certificate of Incorporation and Good Standing Certificate of Company. A certified copy of the resolutions of the Board of Directors of the

Company authorizing the execution, delivery and performance of this Agreement, the Notes issued hereunder, and the Security Agreements, a Certificate of Incorporation (certified by the Delaware Secretary of State) of the Company and a Good Standing Certificate (issued by the Delaware Secretary of State) of the Company.

             (f) Participation Agreement. The Fifth Amended and Restated Participation Agreement among the Bank, National City Bank and The Huntington National Bank shall have been acknowledged by the Company.

             (g) Closing Fee. The Company shall pay a Closing Fee of $30,000 to the Bank, to be divided among the Bank and the participant lenders.

             (h) Payments Due at Closing. The Company shall pay the out-of-pocket expenses of the Bank incurred in connection with the closing, including, without limitation, legal fees and lien search expenses.

         3.2 Conditions Precedent to Each Loan. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the further condition precedent that, at the time of each Loan, the Company shall be in compliance with all of the provisions, warranties, covenants and conditions contained in this Agreement, and there shall exist no Default or Event of Default as set forth in Section 7. In addition, each Draw Loan shall also be subject to the Draw Loan Conditions Precedent. Each borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing that the representations and warranties contained in Section 4 are true and correct, and that the Company is then in compliance with the covenants contained in Sections 5 and 6.

                                    SECTION 4

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Bank, which representations and warranties will survive the execution and delivery of this Agreement and the Notes, as follows:

         4.1 Organization and Authority. The Company is a corporation duly incorporated, and is existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to own or lease its properties and to carry on its business as now conducted. The Company has all requisite power and authority, corporate or otherwise, to enter into and perform all of its obligations under this Agreement, the Notes, and the Security Agreements. The execution, delivery and performance of this Agreement, the Notes and each of the Loan Documents have been duly authorized by the Company by appropriate corporate action, there is no prohibition, either in law, in its Certificate of Incorporation or Bylaws, in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to the Company, or in any agreement to which it is a party, which in any way prohibits or would be violated by the execution and carrying out of this Agreement, the Notes or any of the Loan Documents in any respect; this Agreement, the Notes and each of the Loan Documents have been duly executed and delivered and are the legal, valid and enforceable obligations of the Company, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or laws affecting creditors' rights generally.

         4.2 Qualification. The Company is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualifications or licensing necessary.

         4.3 Financial Statements. The Company has furnished to the Bank audited financial statements of the Company including (a) an audited balance sheet as at October 31, 2002; (b) an audited statement of operations for the year ended October 31, 2002, (c) an audited statement of shareholders' equity for the year ended October 31, 2002; and (d) an audited statement of cash flow for the year ended October 31, 2002. The Company has also furnished to the Bank unaudited financial statements for the interim period ending on, and as of August 3, 2003. Except as disclosed to the Bank in writing prior to the date hereof, such financial statements are complete and correct in all material respects, and fairly reflect the financial condition of the Company as at such dates and the results of operations of the Company for the periods ended on such dates. Since August 3, 2003, no material or adverse change has occurred in the businesses property or condition (financial or other) of the Company except as disclosed to the Bank in writing prior to the date hereof.

         4.4 Tax Returns and Payments. The Company has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon any of its properties, assets, income or franchises, other than those not yet delinquent. The charges, accruals and reserves on the books of the Company in respect to income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional income taxes for any fiscal period or of any basis therefor.

         4.5 Titles to Properties: Liens. The Company has good and marketable title to all of its properties, in each case including the properties and assets reflected in the balance sheet as of August 3, 2003 except properties held under leases which are capitalized in accordance with GAAP and except properties and assets disposed of since the date of such balance sheet in the ordinary course of business, and none of such properties or assets is subject to any Lien except as permitted by Section 6.1 (a). The Company enjoys peaceful and undisturbed possession under all leases under which it operates, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting incurrence of Indebtedness by the Company, or any provision which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the operations of the Company under any such lease.

         4.6 Litigation, Etc. There is no action, proceeding or investigation pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Notes or any of the Loan Documents, or any action taken or to be taken pursuant hereto or thereto, or which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the

Company or its properties and assets or in any material liability on the part of the Company except as set forth on Schedule 4.6.

         4.7 Compliance with Other Instruments, Etc. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws, as amended to date, or to the Company's knowledge, of any agreement, instrument, judgment, decree, order, statute or governmental law, rule or regulation applicable to the Company and the execution, delivery and performance of this Agreement, the Notes or any of the Loan Documents will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any Lien upon any of the properties or assets of the Company which now or in the future may (so far as the Company can now foresee) materially and adversely affect the business, operations, affairs or condition of the Company or its properties or assets.

         4.8 ERISA. Without in any way limiting the scope of Section 4.7, the Company has not (a) incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") (b) incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee benefit plan established or maintained by the Company; nor (c) had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code.

         4.9 Patents, Trademarks, Etc. The Company owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses and rights in respect of the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others except such conflicts which would not materially and adversely affect the business of the Company.

         4.10 Liabilities. The Company has no material Liabilities, direct or contingent except (a) as disclosed in the balance sheet of the Company as of August 5, 2001; (b) as disclosed to the Bank in writing prior to the execution of this Agreement; and (c) debt, contractual commitments, canceled purchase orders, and accruals, all arising out of the ordinary course of business.

         4.11 Subsidiaries and Affiliates. The Company has no Subsidiaries or Affiliate except those set forth on Schedule 4.11 attached hereto.

         4.12 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank or to special counsel for the Bank by the Company or its counsel in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects or in the future may (so far as the Company can now foresee) materially and adversely affect the business, operations, affairs or condition of the Company or any of its properties or assets which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Bank by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

         4.13 No Governmental Approvals. No authorization, consent, approval or exemption of, or registration, qualification or filing with, any governmental authority is required to permit the execution, delivery and performance by the Company of this Agreement, the Notes, or the Security Agreements. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.14 Investments, Loans and Advances. The Company (a) is not a general partner in any partnership or a member in any joint venture other than as disclosed on Schedule 4.1 1, (b) does not own or hold the assets, stocks, bonds, notes or other evidence of Indebtedness or any other security of any Person other than as disclosed on Schedule 4.11 or in the financial statements delivered to the Bank pursuant to Section 4.3, nor (c) is a party to any agreement relating to commodity futures, financial futures or similar investments.

         4.15 Insurance. All of the properties and operations of the Company of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in the amounts customarily insured against by such Persons; and the Company carries, with such insurers in customary amounts, such other insurance, including public and product liability insurance, as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated.

         4.16 Environmental Matters. To the best of the Company's knowledge, there are no materials presently located- on any real property owned by, leased to or operated by the Company which are radioactive or toxic, or which under federal, state or local law, statute, ordinance or regulations, or court or administrative order or decree, or private agreement (the "Environmental Requirements") require special handling in collection, storage, treatment or disposal ("Hazardous Materials") which are not being handled in accordance with the Environmental Requirements and no part of such real property has been contaminated by any Hazardous Materials.

         4.17 Security. Each Note is entitled to the benefits of, and is secured by valid Liens created by the Security Agreements.

         4.18 Perfection. The provisions of the Security Agreements are effective to create in favor of the Bank legal, valid and enforceable security interests in all right, title and interest of the Company in the Collateral, as defined therein. All necessary filings, recordings and actions have been taken so that the security interests created by the Security Agreements constitute perfected security interests in all right, title and interest of the Company in the Collateral superior in right to any "Collateral Interest" (as defined below), existing or future, which the Company or any third Person may have against the Collateral or interests therein except as expressly permitted under this Agreement or the Security Agreements, and such filings are the only filings necessary to give constructive notice to third Persons of the security interest created thereby. The term "Collateral Interest" shall include Liens created under the Uniform Commercial Code, Liens of record, and consensual Liens created by the Company which are not of record.

         4.19. Stock Redemption. Since October 1, 2001, the Company has redeemed 190,844 shares of is issued and outstanding common stock and has paid a total of $2,789,375 in such redemptions.

                                    SECTION 5

                              AFFIRMATIVE COVENANTS

           Until all Loans and other sums due and owing under this Agreement to the Bank have been paid in full and the Company no longer has any right to borrow hereunder, the Company covenants and agrees as follows.

         5.1 Use of Proceeds. The Company shall use the Loan proceeds disbursed pursuant to this Agreement for (a) repayment of term indebtedness owing to the Bank, (b) store expansion, (c) common stock repurchases and (d) general working capital purposes; provided, however, that the maximum amount of Loan proceeds that may be used to repurchase common stocks is $20,000,000.

         5.2 Periodic Financial Statements. The Company shall furnish to the
Bank:

             (a) Within 45 days after the end of its first three quarterly accounting periods of its fiscal year (i) a balance sheet of the Company as at the close of such period; (ii) a statement of operations for the Company for such period and for the year to date; and (iii) a statement of cash flows as at the close of such period; all in reasonable detail, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of the Company.

             (b) On or before the 15th day of each four week accounting period a statement of operations for each of the Company's restaurants for the preceding month, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of the Company.

             (c) Within 45 days after the end of each quarterly accounting period of the Company's fiscal year, a report that lists (i) all new store openings in such quarter, (ii) the addresses of all new stores (including the county where such store is located), (iii) the proceeds used by the Company from Loans made hereunder to acquire assets that are intended to be financed in a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor and (iv) the total number of shares of the common stock of the Company redeemed by the Company, and the total of the redemption prices paid by the Company, during such quarter.

         5.3 Annual Financial Statements. The Company shall furnish to the Bank within 90 days after the close of each fiscal year a complete annual audit report, including (a) a balance sheet of the Company as at the end of such fiscal year; and (b) statements of operations, shareholders' equity and cash flow for such fiscal year; all in reasonable detail and prepared in accordance with GAAP and accompanied by an unqualified opinion thereon of Deloitte &

Touche, or other independent auditors of recognized national standing selected by the Company and acceptable to the Bank.

         5.4 Quarterly Compliance Certificate. The quarterly and annual financial statements furnished pursuant to Sections 5.2 and 5.3 shall be accompanied by a certificate of the chief financial officer of the Company:

                           (a) No Event of Default. Stating that except as
disclosed in the certificate, such officer, after reasonable investigation, has no knowledge of any (i) Event of Default or (ii) Default;

                           (b) Financial Ratios. Setting forth, in summary form,
calculations showing the financial status of the Company (at the end of, or, in the case of incurrence tests, during such accounting Period) in respect of the restrictions contained in Sections 6.2 and 6.3 hereof; and

                           (c) Interest Rate. Setting forth, in summary form,
calculations showing the ratio set forth in Section 1.4(b).

         5.5 Notice of Event of Default. In addition to the certificate furnished pursuant to Section 5.4, the Company shall furnish to the Bank, forthwith upon any executive officer of the Company obtaining knowledge of any Default or Event of Default, a certificate specifying the nature and period of the existence thereof, and what action the Company has taken or is taking or proposes to take in respect thereof.

         5.6 Auditors' Certificate. The annual audit report called for by
Section 5.3 shall be accompanied by a certificate prepared by the Company's independent auditors stating that except as disclosed in the certificate they have knowledge of any Event of Default or Default which relates to the financial and accounting matters set forth in Sections 6 and 7.

         5.7 Maintenance of Properties and Insurance. The Company shall at all times maintain in good repair, working order and condition all properties used or useful in the business of the Company and from time to time will make all appropriate repairs, renewals and replacements thereof- maintain insurance upon its property of such character and amounts as are usually maintained by companies engaged in like business; furnish to the Bank, upon request, a statement of its insurance coverage.

         5.8 Inspection. Upon request of the Bank, the Company shall allow any authorized representatives of the Bank to visit and inspect any of its properties, to examine and make copies of and from its books of record and account and to discuss its affairs, finances and accounts with its officers, employees and independent accountants, and shall furnish to the Bank any information regarding its business affairs and financial condition within a reasonable time after receipt of a written request therefor. Except (i) as the Bank deems it necessary in connection with the enforcement of its rights arising out of any Default or as required by law or with respect to disclosures to bank regulatory authorities or the independent auditors or counsel or the employees, officers or directors of the Bank, (ii) disclosure to any actual or potential participant or assignee of the Bank's rights under this Agreement, or (iii) as consented to by the Company, the Bank will not publish or disclose to any third Person any information gained under any inspection conducted pursuant to this Section 5.8 unless and until such information is or becomes a matter of public knowledge.

         5.9 Payment of Taxes and Claims. The Company shall promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as all claims which, if unpaid, might by law become a Lien upon its property; provided, however, that nothing herein contained shall require the Company to pay any such taxes, assessments or claims so long as the Company shall in good faith contest the validity and stay the execution and enforcement thereof.

         5.10 Reports, Etc. The Company shall furnish to the Bank copies of all material which the Company shall send to any class of its security holders or file with the Securities and Exchange Commission or any national securities exchange including, but not limited to, all registration statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, reports on Form 8-K, proxy material and annual reports to shareholders, and any and all amendments thereof or supplements thereto, within 15 days after mailing or filing such materials.

         5.11 Preservation of Corporate Existence, Etc.: Business. Subject to the provisions of Section 6.1(d) hereof, the Company shall, at all times preserve and keep in full force and effect its corporate existence, rights and franchises. The Company will engage primarily in a business of the same general character as that now conducted.

         5.12 Compliance with Laws, Etc. The Company shall comply in all material respects with all statutes, laws, ordinances and governmental rules, regulations and orders to which it is subject or which are applicable to its business, properties and assets.

         5.13 Books and Records. The Company shall keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting procedures consistently applied, reflecting all financial transactions.

         5.14 Notice of Litigation. The Company shall notify the Bank in writing promptly of any litigation, arbitration proceeding or administrative investigation, inquiry or other proceeding to which the Company is or hereafter may become a party which may involve any risk of any material judgment or liability which would exceed the amounts covered by insurance by $100,000 or more or which may otherwise result in any materially adverse change in the business or assets or in the condition (financial or otherwise) of the Company or which may impair the ability of the Company to perform this Agreement.

         5.15 ERISA. The Company shall comply in all material respects with the applicable provisions of ERISA. The Company shall furnish to the Bank (a) as soon as possible, and in any event within one Banking Day after any executive officer of the Company knows or has reason to know that any Reportable Event (as described in ERISA) with respect to any plan of the Company has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation, (b) promptly after filing with the Internal Revenue Service, copies of each annual report with respect to each plan subject to ERISA, (c) promptly upon filing with the Pension Benefit Guaranty Corporation, a copy of any notice from the Company or the administrator of any such plan to the Pension Benefit Guaranty Corporation that any such plan is to be terminated, (d) promptly after receipt thereof, a copy of any notice the Company, any such plan or the administrator of any such plan may receive from the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan, (e) promptly after receipt thereof, a copy of any notice the Company or the administrator of such plan may receive from the Internal Revenue Service relating to the disqualification of any previously qualified plan, and (f) promptly after any executive officer of the Company knows or has reason to know that the Company will be involved in a withdrawal or partial withdrawal from a multiemployer plan, a statement to that effect and setting forth the details of such withdrawal or partial withdrawal, including the estimated liability of the Company with respect thereto.

         5.16 Performance of Contracts. The Company shall perform and comply with all of its agreements if non-performance thereof could materially adversely affect the business or credit of the Company or could impair the ability of the Company to perform this Agreement, the Notes or any of the Loan Documents.

         5.17 Environmental Matters. If at any time the Company obtains notice that any real property owned by, leased to or operated by the Company has located therein Hazardous Materials, the Company shall, within 30 days after receipt of such notice, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Requirements.

         5.18. Landlord Waivers. Immediately after execution hereof, the Company shall use its best efforts to obtain from its landlords, in those jurisdictions where such landlords are given a statutory Lien superior to or pari passu with the Lien granted to the Bank under the Loan Documents, a Landlord's Waiver and Consent in a form acceptable to the Bank.

         5.19. Management. The Company shall retain Todd B. Barnum in the capacity of Chairman of the Board and Chief Executive Officer of the Company, or replaced by an individual performing similar duties who shall be satisfactory to the Bank within 180 days from the date Mr. Barnum shall cease to function in such capacity.

         5.20. Bank Accounts. The Company will establish and maintain the Bank as its principal bank of account and primary depositary. The Company will, at all times, maintain a compensating balance of at least $100,000 in its depository account maintained at the Bank.

         5.21. Interest Rate Protection. The Company shall maintain an interest rate protection agreement concerning a minimum of $20,000,000 of the Commitment in a form substantially similar to the interest rate swap described in the letter agreement dated December 1, 1999 between the Company and National City Bank. In addition, the Company shall have the option of entering into an interest rate protection agreement for all amounts outstanding under the Draw Note after the Draw Note Conversion Date.

                                    SECTION 6

                               NEGATIVE COVENANTS

         Until all Loans and other sums due and owing under this Agreement to the Bank have been paid and the Company no longer has the right to borrow hereunder, unless the Bank shall have otherwise agreed in writing, the Company covenants and agrees as follows.

         6.1 Restrictions. The Company will not either directly or indirectly:

             (a) Liens. Create, assume, or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (collectively, "Liens") upon any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except.

                 (i) Liens securing taxes, assessments, fees or other governmental charges or levies or securing the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not at the time required by Section 5.9;

                 (ii) Liens incurred or deposits made in the ordinary course of business (A) in connection with workers' compensation, unemployment insurance, social security and other similar laws, or (B) to secure the performance of bids, tenders, sales, contracts, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the purchase price of property;

                 (iii) Attachment, judgment and other similar Liens arising in connection with court proceedings, provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves in accordance with GAAP;

                 (iv) Easements, rights of way, restrictions, leases, installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances and other similar encumbrances affecting real or tangible personal property, which in the aggregate do not materially detract from the value of such property or materially impair its use in the operations of the business of the Company taken as a whole;

                 (v) Liens securing purchase money obligations respecting personal property of the Company so long as such Liens apply only to the personal property being purchased or leased and not otherwise subject to the Lien of the Bank;

                 (vi) Other Liens existing on the date hereof to the extent shown in Schedule 6.1 attached hereto;

                 (vii) Liens securing the repayment of Indebtedness owed by the Company to the Bank;

                 (viii) Existing Liens of General Electric Capital Corporation encumbering not more than four (4) restaurant locations which shall secure Indebtedness of the Company incurred in a Permitted Sale/Leaseback; and

                 (ix) Liens related to Indebtedness incurred in a Permitted Sale/Leaseback.

             (b) Subsidiaries. Create or suffer to exist any Subsidiaries other than those listed on Schedule 4.11 hereof unless such Subsidiaries sign the appropriate documentation subjecting each such Subsidiary to the terms and conditions of this Agreement including, without limitation, terms which evidence that the repayment of the Indebtedness is secured by all of the assets of such Subsidiary.

             (c) Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any one or more Persons if the amount of all such guaranties, endorsements, and other contingent Liabilities at any one time outstanding exceeds $100,000 except those liabilities associated with the establishment of a new wholly-owned subsidiary, the sole purpose of which is to operate one or more Italian theme restaurants, or become a general partner in any partnership other than (i) those partnerships reflected in Schedule 6.1(c) or (ii) those partnerships established to own and operate one or more Max & Erma's restaurants as long as the partnership(s) are consolidated into the financial statements of the Company provided to the Bank pursuant to Sections 5.2 and 5.3 hereof and such partnerships and the Company execute documents, in form and substance acceptable to the Bank, that allow the Bank to obtain a first priority security interest in the assets of the partnerships, prohibit transfers of assets from the Company to the partnerships and prohibit the assumption of partnership Indebtedness by the Company.

             (d) Merger, Consolidation and Sale of Assets; Change of Control; Change of Management. Merge or consolidate with any other corporation, or liquidate, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets; provided, however, that a Permitted Sale/Leaseback with an

Approved Sale/Leaseback Creditor shall be permitted. The Company shall not suffer a Change of Control to occur. "Change of Control" means that the individuals serving as the officers and the Board of Directors of the Company as of the date of this Agreement fail to own at least 30% of the outstanding common stock of the Company or the composition of the Board of Directors of the Company changes so that at least 6 (which 6 Directors must include Todd B. Barnum, Mark
F. Emerson and William C. Niegsch, Jr.) of the 8 Directors sitting in such office as of the date of this Agreement are not serving as a Director of the Company without the prior written consent of the Bank. The Company shall not suffer a change in management of the Company such that Todd B. Barnum is no longer the President and either Mark F. Emerson or William C. Niegsch, Jr. is no longer an officer of the Company, without the prior written consent of the Bank.

             (e) Sale and Leaseback. Enter into any agreement with any Person providing for the leasing by the Company of real or personal property which has been or is to be sold or transferred by the Company to such Person or of real or personal property intended to be used for substantially the same purpose as the property sold or transferred by the Company; provided, however, that any future sale and leaseback transaction with Franchise Finance Corporation of America, General Electric Capital Corporation or any other creditor that issues a commitment (in form and substance satisfactory to the Bank) to provide sale/leaseback financing to the Company (an "Approved Sale/Leaseback Creditor") shall be deemed to be permitted hereunder if it meets all the following conditions: (1) no Default or Event of Default exists hereunder and (2) the Company has received reasonably equivalent value in the transaction (a "Permitted Sale/Leaseback").

             (f) Accounts Receivable. Discount or sell any of its notes or accounts receivable.

             (g) Investments. Acquire or purchase the assets of any Person or acquire or purchase the outstanding securities of any Person, or make any additional investments in or capital contributions to any Person; provided, however, that this prohibition shall not apply to the following: (i) purchases of (A) U. S. Government securities directly or pursuant to repurchase agreements with the Bank, (B) certificates of deposit of the Bank and (C) commercial paper rated A-1 or P-1 if all of such investments have a maturity of one year or less; or (ii) any such purchase or acquisition of assets for the sole purpose of establishing or converting such assets into one or more Max & Erma's restaurants as long as (A) the assets are consolidated into the financial statements of the Company provided to the Bank pursuant to Sections 5.2 and 5.3 hereof and (B) the Company executes documents, in form and substance acceptable to the Bank, that allow the Bank to obtain a first priority security interest in such assets, prohibit the transfer of assets from the Company to any entity owning the assets and prohibit the assumption of Indebtedness by the Company in connection with the acquisition of such assets; or (iii) the investment or capital contribution of up to $2,500,000 in a new wholly owned subsidiary established to operate one or more Italian theme restaurants. The investment limitation for this subsidiary shall no longer apply after the Company has provided certification to the Bank along with any supporting documentation which the Bank may reasonably request that for the six months immediately preceding the date of such certification (A) a minimum of four such restaurants have been in existence, and (B) the aggregate Net Income for all such restaurants as evidenced by the restaurant Income Statements for the six month period prepared in the form attached hereto as Exhibit 6.1(g) is equal to or in excess of $250,000.

             (h) Loans and Advances. Make any loans or advances in excess of an aggregate of $100,000 at any one time outstanding.

         6.2 Financial Ratios. The Company will not:

             (a) Current Ratio. After November 1, 2002, permit the ratio of Current Assets to Current Liabilities at any time to be less than 0.35 to 1.

             (b) Liabilities/Tangible Net Worth Ratio. Permit the ratio of Liabilities to Tangible Net Worth to exceed (i) 8.5 to 1 on April 30, 2002, (ii)
7.5 to 1 on October 31, 2002, (iii) 5.0 to 1 on October 31, 2003, and (iv) 3.5
to 1 on October 31, 2004 and thereafter.

             (c) Fixed Charge Coverage Ratio. Permit the ratio of Fixed Charge Coverage Ratio at the end of any Fiscal Period (as defined in Section 9) to be less than 1.25 to 1. "Fixed Charge Coverage Ratio" means, for the Company during the Fiscal Period being measured, the quotient of (a) the sum of (i) net income (adjusted upward to the extent non-recurring, non-cash charges are reflected therein and adjusted downward to the extent non-recurring, non-cash gains are reflected therein), plus (ii) amortization and depreciation plus (iii) accrued interest expense plus (iv) income taxes payable during such period minus (v) one time non-cash charges reflected within net income, divided by (b) the sum of (v) current maturities of other long term indebtedness plus (w) current maturities of capitalized lease obligations plus (x) accrued interest expense plus (y) during the Fiscal Period this ratio is being measured, 20% of the Revolving Credit Usage (as defined below), and (z) Store Capital Expenditures in the prior 12 months. "Store Capital Expenditures" means the greater of (A) the product of
(i) the number of Company restaurants that have been open more than one year during the Fiscal Period this ratio is being measured multiplied by (ii) $47,000 or (B) the actual Capital Expenditures on such restaurants during the Fiscal Period. "Revolving Credit Usage" means the amount of Revolving Loans outstanding under the Revolving Note on the last day of the Fiscal Period that is being measured.

             (d) Earnings Before Taxes. As of each fiscal quarter end, permit the sum of its net income before taxes plus one time non-cash charges reflected within net income for the then-present fiscal quarter and the one immediately preceding fiscal quarter to be less than $0.

             (e) Tangible Net Worth. Permit its Tangible Net Worth to be less than (i) $7,500,000 from November 1, 2002 through October 31, 2003, (ii) $9,000,000 from November 1, 2003 through October 31, 2004, (iii) $10,500,000 from November 1, 2004 through October 31, 2005, and (iv) $12,000,000 from November 1, 2005 to the later of the Revolving Credit Maturity Date, the Draw Loan Maturity Date or the Term Loan Maturity Date.

             (f) Interest Coverage Ratio. As of the end for each Fiscal Period, permit the ratio of (a) (i) the Company's net income during the Fiscal Period being measured plus (ii) interest of the Company during the Fiscal Period being measured plus (iii) taxes of the Company during the Fiscal Period being measured plus (iv) one time non-cash charges reflected within net income for the Company during the Fiscal Period being measured to (b) the Company's interest expense during the Fiscal Period being measured to be less than 2.15 to 1.0 for each fiscal quarter end.

                  (g) Senior Debt to EBITDA. At the end of any Fiscal Period, permit the ratio of (i) the Company's Indebtedness during the Fiscal Period being measured to (ii) the Company's EBITDA during the Fiscal Period being measured to be greater than 3.0 to 1.0.

         6.3 Dividends and Purchases. The Company will not declare or pay any dividends on, or make any distribution with respect to, any shares of capital stock of the Company of any class.

         6.4 Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the business of the Company and upon fair and reasonable terms no less favorable to the Company than would obtain in an arm's length transaction with a Person not an Affiliate of the Company.

         6.5 Limitation on Store Openings; Notice of Store Openings. The Company will not open more than ten new stores per fiscal year. The company will notify the Bank of each new store opening by delivering an updated Exhibit C that contains a complete list of all borrower's operating stores.

                                    SECTION 7
                         EVENTS OF DEFAULT AND REMEDIES

         If any of the following events ("Events of Default") shall occur and be continuing:

             (a) Principal Payments. The Company shall default in the payment of the principal of the Notes when and as the same shall become due and payable, after having received written notification of such payment being due, whether at the due date thereof or by acceleration or otherwise;

             (b) Interest Payments and Fees. The Company shall default in the payment of interest on the Notes, or the payment of any Commitment Fee, when and as the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise, provided such default shall continue for a period of 10 days;

             (c) Representations and Warranties. Any representation or warranty made by the Company in this Agreement or in connection with any Loans hereunder, or in any Loan Document, agreement, report, certificate, financial statement, or other instrument furnished in connection with this Agreement or the Loans hereunder shall prove to be false or misleading in any material respect;

             (d) Negative Covenants. The Company shall fail to observe or perform any covenant, condition or agreement in Section 6 of this Agreement;

             (e) Other Covenants. The Company shall fail to observe or perform any covenant, condition or agreement (other than those mentioned in Section 6) to be observed or performed pursuant to the terms hereof or the terms of any Loan Document, provided such default shall continue unremedied for 30 days after written notice thereof to the Company by the Bank;

             (f) Cross Default. (i) The Company or any Subsidiary shall default with respect to the payment of any Indebtedness other than Indebtedness represented by the Notes, or (ii) any event or condition shall occur which enables the holder of any Indebtedness (other than Indebtedness represented by the Notes) or any Person acting on such holder's behalf to accelerate the maturity thereof, or (iii) the holder of any Indebtedness other than Indebtedness represented by the Notes shall accelerate the maturity of such Indebtedness; provided no Default under this Section 7(f) shall be deemed to occur where the amount, individually or in the aggregate, of such Indebtedness does not exceed $200,000;

             (g) Judgments. One or more judgments from which no appeal may be taken or with respect to which the time to appeal has expired for the payment of money aggregating $200,000 or more shall be rendered against the Company and/or any Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which the execution shall not be effectively stayed;

             (h) Bankruptcy, Etc. The Company shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or for any of its property- (ii) admit in writing its inability to pay its debts as they mature;
(iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by the Company for the purpose of effecting any of the foregoing;

             (i) Reorganization, Receiver, Etc. An order, judgment or decree shall be entered without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of the assets thereof, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days,

             (j) ERISA. A Reportable Event (as defined in ERISA) shall have occurred with respect to any Plan (as defined therein) and, within 30 days after the reporting of such Reportable Event to the Bank, the Bank shall have notified the Company in writing that (i) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan;

             (k) Collateral Default. Any default shall occur pursuant to the terms of any of the Loan Documents.

                 then (i) the Bank at any time thereafter during the continuance of any such Event of Default specified above (other than in Section
(h) or (i)), may, by written notice to the Company terminate the Commitment of the Bank (if still in existence), and declare the entire principal amount of the Notes to be due and payable forthwith, whereupon the Notes including all principal and interest and all other amounts payable hereunder or under any Loan Document shall forthwith become due and payable; and (ii) automatically upon the occurrence of any of the events specified in Section (h) or (i) the Commitment of the Bank shall terminate (if still in existence) and the Notes, including all principal and interest and all other amounts payable hereunder or under any Loan Document shall become immediately due and payable, in either case without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or the Loan Documents to the contrary notwithstanding.

                                    SECTION 8

                           ASSIGNMENTS/PARTICIPATIONS

         8.1 Assignment by the Company. The Company may not assign its rights or obligations hereunder or under the Notes without the prior written consent of the Bank.

         8.2 Assignments by the Bank. The Bank may assign any of the Loans, the Notes, or its Commitment without the prior consent of the Company.

         8.3 Participations. The Bank may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans held by it or any Loan made or to be made by it.

         8.4 Information. Upon the request of the Bank, the Company shall furnish any information concerning the Company required to be furnished under this Agreement to assignees and participants (including prospective assignees and participants).

                                    SECTION 9

                                   DEFINITIONS

         9.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified.

                  "Affiliate" with respect to any Person shall mean each Person that directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person.

             "Agreement" is defined in the preamble.

             "Approved Sale/Leaseback Creditor" is defined at Section 6.1(e).

             "Bank" is identified in the preamble.

             "Banking Days" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of the Bank is closed.

             "Capital Expenditures" shall mean, as to any Person, for any period, expenditures (including the aggregate amount due under capital leases incurred during such period but excluding such amounts under capital leases of assets as to which inclusion of which would cause such amount to be double counted for such period) made by such Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP.

             "Commitment" is defined at Section 1.1.2.

             "Commitment Fee" is defined at Section 1.3.

             "Company" is identified in the preamble.

             "Counsel" is identified at Section 3.1 (f).

             "Current Assets" shall mean all assets which may properly be classified as current assets in accordance with GAAP.

             "Current Liabilities" shall mean all Liabilities as may properly be classified as current Liabilities in accordance with GAAP and, prior to the later of the Revolving Credit Maturity Date (or the Extended Maturity Date), the Term Loan Maturity Date (as extended) or the Draw Loan Maturity Date, shall include the amount of all Loans which are outstanding hereunder which are due within the next twelve months.

             "Default" shall mean any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both (unless cured or waived).

             "Draw Commitment" is defined at Section 1.1.6.

             "Draw Loan" is defined at Section 1.1.6.

             "Draw Loan Maturity Date" means December 31, 2007.

             "Draw Note" is defined at Section 1.1.2.

             "Draw Note Conditions Precedent" is defined at Section 1.1.6(a).

             "Draw Note Conditions Subsequent" is defined at Section 1.1.6(a).

             "Draw Note Conversion Date" is defined at Section 1.1.6.

             "EBITDA" shall mean earnings of the Company before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.

             "Environmental Requirements" is defined at Section 4.16.

             "ERISA" is defined at Section 4.8.

             "Events of Default" is defined at Section 7.

             "Extended Revolving Credit Maturity Date" is defined at Section 1.1.5(b).

             "Fiscal Period" for purposes of calculating the ratios pursuant to Sections 6.2(c), (f) and (g) prior to October 29, 2001, each Fiscal Period will begin on October 30, 2000 and end on each Fiscal quarter end date, commencing with the Fiscal quarter ending February 18, 2001. After October 29, 2001, the Period will end on each fiscal quarter end date, and will include the immediately preceding four fiscal quarters. Prior to October 29, 2001, the income and expenses relating to the Period will be annualized for the purpose of this calculation by multiplying such income or expense by the ratio of fifty-two divided by the number of weeks contained within the Period.

             "Former Term Loan Maturity Date" is defined at Section 1.1.4.

             "GAAP" means generally accepted accounting principles consistently applied, as reflected in the financial statements delivered pursuant to Section
4.3 hereof.

             "Hazardous Materials" is defined at Section 4.16.

             "Indebtedness" shall mean any Liabilities representing obligations for borrowed money or the deferred purchase price of property or services (except accruals and trade accounts payable arising in the ordinary course of business) including, without limitation, capitalized lease obligations, and Liabilities similar to the foregoing of other Persons which are secured by a Lien on any asset of the Company, or guaranteed directly or indirectly by the Company; provided, however, that Indebtedness shall not include any Capital Expenditures which qualify for a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor.

             "Inventory" shall mean all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the business of the Company or used in connection with the manufacturing, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all goods, merchandise and other personal property wherever located, to be furnished by the Company under any contract or contract for service or held for sale or lease, whether now owned or hereafter acquired, and all documents of title or other documents representing the foregoing.

             "Letter of Credit" means a commercial letter of credit issued hereunder by the Bank pursuant to this Agreement on behalf of the Company.

             "Liabilities" as applied to any Person, shall mean (a) all items (except items of capital stock of capital surplus, of general contingency reserves or of retained earnings and amounts attributable to minority interest, if any) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Liabilities are to be determined, including specifically capitalized lease obligations and the reimbursement obligations under a Letter of Credit and (b) all obligations secured by any Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements).

             "Liens" are identified at Section 6.1 (a).

             "Loan" shall mean a loan made by the Bank pursuant to Section 1, including without limitation Draw Loans, Revolving Credit Loans and Term Loans.

             "Loan Documents" shall mean the Notes, the Security Agreements and all other documents, instruments and certificates to be delivered hereunder or thereunder.

             "Maximum Commitment" is defined at Section 1.1(b).

             "Net Income" shall mean for any period the net income (loss) of the Company incurred during such period as determined in accordance with GAAP.

             "Notes" is defined at Section 1.1.2.

             "Permitted Sale/Leaseback" is defined at Section 6.1(e).

             "Person" shall mean and include an individual, partnership, corporation, trust, unincorporated organization, a government or any department or agency thereof or any other entity.

             "Prime Rate" is defined at Section 1.4(b).

             "Revolving Commitment" is defined at Section 1.1.2.

             "Revolving Credit Loan" means a Loan made pursuant to the Revolving Commitment.

             "Revolving Credit Maturity Date" is defined at Section 1.1.3.

             "Revolving Note" is defined at Section 1.1.2.

             "Security Agreements" is defined at Section 3.1 (b).

             "Subordinated Debt" shall mean all unsecured Indebtedness of the Company maturing more than 12 months from the date of determination thereof which in each case shall be subordinated to all Loans and all other amounts owed to the Bank, all on specific terms and conditions satisfactory to and approved in writing by the Bank prior to the incurrence thereof.

             "Subsidiary" shall mean any corporation which is incorporated under the laws of the United States or Canada at least a majority of the outstanding voting stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

             "Tangible Net Worth" shall mean the total of the capital stock (net of treasury stock), paid in surplus and retained earnings (deficit) as determined in accordance with GAAP, minus the following items (without duplication of deductions), if any, appearing on the balance sheet of the
Company:

             (a) all deferred charges (net of amortization);

             (b) the book amount of all assets which would be treated as intangibles (including capital leases) under GAAP, including, without limitation, such items as good will, unamortized debt discount and expense and corporate organization expenses, treasury stock, trademarks, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; and

             (c) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition.

             "Term Loan Maturity Date" is defined at Section 1.1.2.

             "Term Note" is defined at Section 1.1.2.

             "Unsubordinated Indebtedness" as applied to any Person, shall mean all Indebtedness of such Person less Subordinated Debt of such Person.

             "Wholly Owned Subsidiary" shall mean a Subsidiary, all of the voting stock (other than directors' qualifying shares) of which and all other stock and equity securities of which are owned by the Company, or by the Company and one or more Wholly Owned Subsidiaries.

         9.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements of the Company at the date hereof.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1 Term of Agreement: Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Notes and shall continue in full force and effect until the termination of the Commitment or until payment in full of the Notes, whichever is later. Whenever in this Agreement either of the parties hereto are referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         10.2 Notices. Notices, demands and communications shall be deemed to have been properly given to the Company when deposited in the United States mail, registered or certified, postage prepaid, and addressed to the Company at P.O. Box 297830, 4849 Evanswood Drive, Columbus, OH 43229, Attention- Chief Financial Officer, whether or not the same are actually received by the Company. Except for purposes of notification of an Event of Default hereunder, such communication shall be effective only upon receipt by the Company at the address indicated. Any communication to the Bank shall be deemed properly given if similarly mailed and addressed to The Provident Bank, 1 East Fourth Street, Cincinnati, OH 45269.

         10.3 No Implied Waivers. No delay on the part of the bank in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof. The rights and remedies herein expressly specified are cumulative and not exclusive of any other rights and remedies which the Bank would otherwise have.

         10.4 Amendments, Modifications, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         10.5 Applicable Law. This Agreement and the Notes shall be deemed to be contracts made under the laws of the State of Ohio, and for all purposes shall b construed in accordance with the laws of such state.

         10.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         10.7 Expenses. All legal fees, costs or expenses, incurred by the Bank in connection with the preparation, execution, delivery and enforcement of this Agreement, the Notes or any of the Loan Documents shall be paid by the Company.

         10.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same instrument. Complete sets of counterparts shall be lodged with the Company and the Bank.

         10.9 Merger. This Agreement, the Notes and the Loan Documents reflect the entire understanding of the parties with respect to their subject matter and supersede all prior agreements or understandings with respect thereto in their entirety.

         10.10 Headings. Headings of the sections of this Agreement are for convenience only and shall not affect the construction of this Agreement.

         10.11 Effective Date. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties.

         10.12 Confession of Judgment. The undersigned Company and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

        The parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


MAX & ERMA'S RESTAURANTS, INC.             THE PROVIDENT BANK


By:                                        By:
   --------------------------------            --------------------------------
Name: William C. Niegsch, Jr.              Name: Robert  Mason
Its:  Chief Financial Officer              Its: Vice President

                                   EXHIBIT A-1

                   AMENDED AND RESTATED REVOLVING CREDIT NOTE


================================================================================
$15,000,000                                                       Columbus, Ohio
                                                                   March 1, 2003
================================================================================

         On or before the later to occur of the Revolving Credit Maturity Date or the Extended Maturity Date, for value received, the undersigned, MAX & ERMA'S RESTAURANTS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of THE PROVIDENT BANK, an Ohio banking association (the "Bank") or its assigns, as further provided herein, the principal amount of Fifteen Million Dollars ($15,000,000) or, if such principal is less, the aggregate unpaid principal amount of all loans made by the Bank to the Company pursuant to this Amended and Restated Revolving Credit Note under the Agreement referred to in Section 1 hereof, together with interest on the unpaid principal balance from time to time outstanding hereunder until paid in full at the rates determined in accordance with the provisions of Section 1.4 of the Agreement, payable quarterly on the last day of each January, April, July, and October, commencing on the first such date following the date hereof. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Bank, One East Fourth Street, Columbus, Ohio 45202.

         SECTION 1. LOAN AGREEMENT. This Amended and Restated Revolving Credit
Note is the Revolving Note referred to in the Fourth Amended and Restated Revolving Credit Agreement dated as of October 19, 2001, as amended by Amendment No. 1 dated as of April 30, 2002 and Amendment No. 2 dated as of the date hereof (the "Agreement") among the Company and the Bank, as the same may be amended, modified or supplemented from time to time, which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Amended and Restated Revolving Credit Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement and the Security Agreements referred to therein. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments and reborrowings on account of the principal hereof prior to maturity upon the terms, conditions and provisions specified. This Amended and Restated Revolving Credit Note amends and restates in its entirety the Revolving Credit Note dated April 30, 2002 in the original principal amount of $12,800,000.

         SECTION 2. CONFESSION OF JUDGMENT. The undersigned Company and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment ; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

         SECTION 3. WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE BANK AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BANK AND THE COMPANY IN CONNECTION WITH THE LOAN DOCUMENTS, THIS NOTE, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE BANK'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT RELATED HERETO OR THERETO.

         The Company has caused this Amended and Restated Revolving Credit Note to be duly executed by its duly authorized officer as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MAX & ERMA'S RESTAURANTS, INC.


By: /s/ William C. Niegsch, Jr.
    ---------------------------
Name:  William C. Niegsch, Jr.
Its:  Chief Financial Officer

                                   EXHIBIT A-2

                    AMENDED AND RESTATED TERM PROMISSORY NOTE


================================================================================
$20,600,000                                                       Columbus, Ohio
                                                                   March 1, 2003
================================================================================


         For value received, the undersigned, MAX & ERMA'S RESTAURANTS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of THE PROVIDENT BANK, an Ohio banking corporation, individually and as agent (the "Bank") or its assigns, as further provided herein, the principal amount of Twenty Million Six Hundred Thousand Dollars ($20,600,000) as provided in the Loan Agreement (as defined in Section 1 below) on the dates specified in Section 2 hereof, with all unpaid principal payable on the Term Loan Maturity Date. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the offices of the Bank at 10 West Broad Street, Columbus, Ohio.

         SECTION 1. LOAN AGREEMENT. This Amended and Restated Term Promissory
Note is the Term Note referred to in the Fourth Amended and Restated Revolving Credit Agreement dated as of October 19, 2001, as amended by Amendment No. 1 dated as of April 30, 2002 and Amendment No. 2 dated as of the date hereof (the "Loan Agreement") between the Company and the Bank, as the same may be amended, modified or supplemented from time to time, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Loan Agreement. This Amended and Restated Term Promissory
Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein. This Amended and Restated Term Promissory Note amends and restates in its entirety the Term Promissory Note dated April 30, 2002 in the original principal amount of $23,000,000.

         SECTION 2. PRINCIPAL AND INTEREST PAYMENTS. The principal hereof shall be payable in quarterly installments of $600,000 commencing May 1, 2003 and continuing until all remaining unpaid principal and interest is paid in full, as the same may be adjusted as provided in the Loan Agreement. Interest shall be paid at the terms and at the rates specified in Section 1.4 of the Loan Agreement.

         SECTION 3. CONFESSION OF JUDGMENT. The undersigned and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against any one or more than one of the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution, but no such judgment or judgments against any one of the undersigned shall be a bar to a subsequent judgment or judgments against any one or more than one of such persons against whom judgment has not been obtained hereon. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

         SECTION 4. WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE BANK AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BANK AND THE COMPANY IN CONNECTION WITH THE LOAN DOCUMENTS, THIS NOTE, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE BANK'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT RELATED HERETO OR THERETO.

         The Borrower has caused this Amended and Restated Term Promissory Note to be duly executed by its duly authorized officer as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                               MAX & ERMA'S RESTAURANTS, INC.


                               By:/s/ William C. Niegsch, Jr.
                                  ---------------------------
                               Name: William C. Niegsch, Jr.
                               Its:  Chief Financial Officer

                                   EXHIBIT A-3

                              DRAW PROMISSORY NOTE


================================================================================
$6,000,000                                                        Columbus, Ohio
                                                              September 22, 2003
================================================================================


         For value received, the undersigned, MAX & ERMA'S RESTAURANTS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of THE PROVIDENT BANK, an Ohio banking corporation, individually and as agent (the "Bank") or its assigns, as further provided herein, the principal amount of Six Million Dollars ($6,000,000) as provided in the Loan Agreement (as defined in Section 1 below) on the dates specified in Section 2 hereof, with all unpaid principal payable on the December 31, 2007. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the offices of the Bank at 10 West Broad Street, Columbus, Ohio.

         SECTION 1. LOAN AGREEMENT. This Draw Promissory Note is the Draw Note referred to in the Fifth Amended and Restated Revolving Credit Agreement dated as of the date hereof (the "Loan Agreement") between the Company and the Bank, as the same may be amended, modified or supplemented from time to time, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Loan Agreement. This Draw Promissory Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein.

         SECTION 2. PRINCIPAL AND INTEREST PAYMENTS. The principal hereof shall be payable on the last day of each month in installments of $125,000 commencing December 31, 2003 and continuing until all remaining unpaid principal and interest is paid in full, as the same may be adjusted as provided in the Loan Agreement. Interest shall be paid at the terms and at the rates specified in
Section 1.4 of the Loan Agreement.

         SECTION 3. CONFESSION OF JUDGMENT. The undersigned and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against any one or more than one of the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution, but no such judgment or judgments against any one of the undersigned shall be a bar to a subsequent judgment or judgments against any one or more than one of such persons against whom judgment has not been obtained hereon. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

         SECTION 4. WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE BANK AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BANK AND THE COMPANY IN CONNECTION WITH THE LOAN DOCUMENTS, THIS NOTE, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE BANK'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT RELATED HERETO OR THERETO.

         The Borrower has caused this Draw Promissory Note to be duly executed by its duly authorized officer as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                              MAX & ERMA'S RESTAURANTS, INC.


                                              By:/s/ William C. Niegsch, Jr.
                                                 ---------------------------
                                              Name: William C. Niegsch, Jr.
                                              Its:  Chief Financial Officer

                                   EXHIBIT B-1
             AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED PERSONAL
                          PROPERTY SECURITY AGREEMENT


         THIS AMENDMENT NO. 4 ("Amendment No. 4") dated as of September 22, 2003, between MAX & ERMA'S RESTAURANT, INC., a Delaware corporation (the "Company") and THE PROVIDENT BANK (together with its successors, the "Bank").

                                   WITNESSETH:

         WHEREAS, the Company and the Bank, parties to that Third Amended and Restated Security Agreement dated as of January 7, 2000 (the "Agreement"), have agreed to amend the Agreement by this Amendment No. 1 on the terms and conditions hereinafter set forth. Terms not otherwise defined herein are used as defined in the Agreement as amended hereby.

         NOW THEREFORE, the Company and the Bank hereby agree as follows:

         SECTION 1. AMENDMENT OF THE AGREEMENT. The Agreement is hereby amended as follows:

               1.1. In Section 1, the following defined terms are deleted in their entirety and restated as follows:

                           "Collateral" means and includes all Accounts,
Inventory, instruments, deposit accounts, letter of credit rights, investment property, money, documents, Tangible Assets , payment intangibles, machinery, commercial tort claims, furniture, fixtures, leasehold improvements, all property now or at any time hereafter in the Bank's possession (including claims and credit balances), and all other property in which the Company at any time grants a Lien to the Bank pursuant to the Loan Documents or otherwise (including the assignment of partnership interests of the Company in any partnerships that the Company becomes a partner of from time to time), whether now existing or hereafter acquired or arising, together with (a) all books, records, ledger cards and other property pertaining to any of the foregoing, and any equipment on which any such items are stored or maintained and (b) all products and proceeds of any of the foregoing, and all insurance proceeds related to any of the foregoing, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing and any cash, negotiable instruments and other instruments of money, chattel paper, security agreements or other documents. The term "Collateral" includes computers, modems, printers, software, and related equipment, media and data necessary to run software owned or used by the Company to keep track of its Inventory but shall exclude software licensed exclusively for the use of the Company.

                           "Loan" Documents" means this Agreement, the Loan
Agreement, the Intellectual Property Security Agreement, the Notes and all other instruments or agreements required or contemplated hereby or thereby.

         1.2. The definition for "Note" shall be deleted in its entirety and substituted with the following:

                           "Notes" means (a) the $15,000,000 Revolving Credit
Note issued by the Company to the Bank dated as of March 1, 2003, (b) the $20,600,000 Term Promissory Note issued by the Company to the Bank dated as of March 1, 2003, and (c) the $6,000,000 Draw Promissory Note issued by the Company to the Bank dated as of the date hereof.

         Section 2. Reaffirmation of Agreement. Except as herein expressly modified, the parties hereto ratify and confirm all of the terms, conditions, warranties and covenants of the Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

THE PROVIDENT BANK                        MAX & ERMA'S RESTAURANTS, INC.


By:   /s/ Robert Mason                    By:   /s/ William C. Niegsch, Jr.
      ------------------------------            -------------------------------
Name: Robert Mason                        Name: William C. Niegsch, Jr.
Its:  Vice President                      It:   Chief Financial Officer

                                                                     EXHIBIT B-2
          AMENDMENT NO. 2 TO AMENDED AND RESTATED INTELLECTUAL PROPERTY
                               SECURITY AGREEMENT


         THIS AMENDMENT NO. 2 ("Amendment No. 2") dated as of September 22, 2003, between MAX & ERMA'S RESTAURANTS, INC., a Delaware corporation (the "Company") and THE PROVIDENT BANK (together with its successors, the "Bank").

                                   WITNESSETH:

         WHEREAS, the Company and the Bank, parties to that Amended and Restated Intellectual Property Security Agreement dated as of January 7, 2000 (the "Agreement"), have agreed to amend the Agreement by this Amendment No. 1 on the terms and conditions hereinafter set forth. Terms not otherwise defined herein are used as defined in the Agreement as amended hereby.

         NOW THEREFORE, the Company and the Bank hereby agree as follows:

         SECTION 1. AMENDMENT OF THE AGREEMENT. The Agreement is hereby amended as follows:

                1.1 The second recital shall be deleted in its entirety and restated as follows:

                WHEREAS, as a condition to the Secured Party making any loans or advances to Debtor pursuant to the Fifth Amended and Restated Revolving Credit Agreement (as amended supplemented or restated from time to time, the "Loan Agreement") between Debtor and the Secured Party, the Secured Party has required the execution and delivery of this Amended and Restated Intellectual Property Security Agreement.

         Section 2. Reaffirmation of Agreement. Except as herein expressly modified, the parties hereto ratify and confirm all of the terms, conditions, warranties and covenants of the Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

THE PROVIDENT BANK                           MAX & ERMA'S RESTAURANTS, INC.


By:   /s/ Robert Mason                    By:   /s/ William C. Niegsch, Jr.
      ------------------------------            -------------------------------
Name: Robert Mason                        Name: William C. Niegsch, Jr.
Its:  Vice President                      It:   Chief Financial Officer

                                    EXHIBIT C

                         MAX & ERMA'S RESTAURANTS, INC.
                           AT THE FOLLOWING LOCATIONS:

                           [TO BE AMENDED BY BORROWER]


                   ADDRESS                                                   COUNTY
4849 Evanswood Drive, Columbus, OH 43229                                    Franklin
739 S. Third St., Columbus, Ohio 43206                                      Franklin
1904 Lake Club Drive, Columbus, Ohio 43232                                  Franklin
8901 Kingsridge Drive, Dayton, Ohio 45459                                   Montgomery
8930 Wesleyan Road, Indianapolis, IN  46268                                 Marion
4550 Kenny Road, Columbus, Ohio 43220                                       Franklin
31205 Orchard Lake Road, Farmington Hills, MI 48334                         Oakland
1275 E. Dublin-Granville Road, Columbus, Ohio 43229                         Franklin
8817 US 31 South, Indianapolis, IN  46227                                   Marion
630 Stanwix St., Pittsburgh, PA  15222                                      Allegheny
70 N. Adams Road, Rochester Hills, MI  48309                                Oakland
37714 Six Mile Road, Livonia, MI  48152                                     Wayne
411 Metro Place North, Dublin, Ohio 43017                                   Franklin
5533 Walnut Street, Shadyside, PA  15232                                    Allegheny
1910 Cochran Road, Pittsburgh, PA  15220                                    Allegheny
250 Merrill Street, Birmingham, MI  48009                                   Oakland
5899 East 86th Street, Indianapolis, IN  46250                              Marion
220 City Center Drive, Columbus, Ohio 43215                                 Franklin
445 E. Eisenhower Blvd., Suite 1, Ann Arbor, MI  48108                      Washtenaw
306 Rand Road, Arlington Heights, IL  60004                                 Cook
3750 W. Market St., Fairlawn, Ohio 44333                                    Summit
30105 Detroit Road, Westlake, Ohio 44115                                    Cuyahoga
2739 Fairfield Commons, Beavercreek, OH  45431                              Greene
447 N. Milwaukee Ave., Vernon Hills, IL  60061                              Lake
7800 Montgomery Road, Kenwood, Ohio 45236                                   Hamilton
27466 Novi Road, #B237, Novi, MI  48377                                     Oakland

                   ADDRESS                                                   COUNTY
3191 28th St., SE, Grand Rapids, MI  49508                                  Kent
2020 W. 75th Street, Woodridge, Ill  60517                                  DuPage
2475 Higgins Road, Hoffman Estates, IL  60195                               Cook
1317 Hamilton Road, Gahanna, OH  43230                                      Franklin
8619 J.W. Clay Blvd., Charlotte, NC  28262                                  Mecklenburg
6930 Miller Lane, Dayton, Ohio 45414                                        Montgomery
936 Sheraton Drive, Mars, PA  16046                                         Allegheny
201 S. Bridewell Drive, Burr Ridge, IL 60521                                DuPage
33675 Solon Road, Solon, OH  44139                                          Cuyahoga
6420 Grand Avenue, Gurnee, IL  60031                                        Lake
3030 Lakecrest Circle, Lexington, KY  40513                                 Fayette
130 Andrew Drive, Pittsburgh, PA  15275                                     Allegheny
2240 Canton Center North, Canton, MI  48187                                 Wayne
1155 Mt. Vernon Highway, Atlanta, GA  30338                                 Fulton
3040 Steve Reynolds Blvd., Duluth, GA  30095                                Gwinnett
1515 Polaris Parkway, Columbus, OH 43240                                    Franklin
4279 Cemetery Road, Hilliard, OH  43026                                     Franklin
1391 Arrowhead Drive, Maumee, OH  43537                                     Lucas
28254 Diehl Road, Warrenville, IL  60555                                    DuPage
1848 Alysheba Way, Lexington, KY  40509                                     Fayette
7085 Engle Road, Middleburg Heights, OH  44130                              Cuyahoga
2740 Mosside Blvd, Monroeville, PA  15146                                   Allegheny
2080 Interchange Road, Erie PA  16509                                       Erie
9226 Schulze Drive, West Chester, OH  45069                                 Butler
5792 Youngstown-Warren Road, Niles, OH  44446                               Trumbull
300 Monticello Avenue #156 (MacArthur Center), Norfolk, VA 23510            Norfolk
44899 Mound Road, Sterling Heights, MI  48314                               Macomb
2901 South Hurstbourne Parkway, Louisville, KY  40220                       Jefferson
12195 North Meridian Street, Carmel, IN  46032                              Marion
7480 Sawmill Road, Dublin, OH  43016                                        Franklin
900 Gamma Drive, Pittsburgh, PA  15238                                      Allegheny

                   ADDRESS                                                   COUNTY
6051 Timber Ridge Drive, Prospect, KY  40059                                Jefferson
8700 Sam Furr Road, Huntersville, NC  28078                                 Mecklenburg
2631 Edmondson Road, Norwood, OH  45209                                     Hamilton
3940 Rivertown Parkway SW, Grandville, MI  49418                            Kent
6260 Intech Commons Drive, Indianapolis, IN 46278                           Marion
20506 North Rand Road, Deer Park, IL  60010                                 Lake
3921 Summit Plaza Drive, Louisville, KY  40241                              Jefferson
2515 Lake Lansing Road, Lansing, MI  48912                                  Ingham
4255 Baldwin Road, Auburn Hills, MI  48326                                  Oakland
805 Eastgate North Drive, Cincinnati, OH  45245                             Clermont
5020 Tiedeman Road, Brooklyn, OH  44144                                     Cuyahoga
178 Easton Town Center, Columbus, OH  43219                                 Franklin
8050 E. Broad Street, Reynoldsburg, OH  43068                               Franklin
7050 W. Central Avenue, Toledo, OH  43617                                   Lucas
4093 Washington Road, McMurray, PA  15317                                   Washington
5150 William Flynn Highway, Gibsonia, PA  15044                             Allegheny
7890 Mentor Avenue, Mentor, OH  44060                                       Lake